UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2009

MeadWestvaco Corporation

(Exact name of registrant as specified in its charter)

DELAWARE	001-31215	31-1797999
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11013 West Broad Street, Glen Allen, Virginia 23060

(Address of principal executive offices)

(804) 327-5200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The information included pursuant to Item 2.03 is incorporated under this Item 1.01.

Item 1.02.	Termination of a Material Definitive Agreement.

On October 19, 2009, MeadWestvaco Corporation entered into the new credit facility described in Item 2.03 hereof, replacing the $750 million revolving credit facility, dated as of December 1, 2004 and as amended as of December 1, 2005, with the banks, financial institutions and other institutional lenders signatory thereto, and The Bank of New York Mellon as administrative agent (which credit facility was scheduled to expire on December 1, 2010).

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On October 19, 2009, MeadWestvaco Corporation entered into a new $600 million three-year revolving credit facility (the “New Facility”) with a syndicate of commercial banks (“Banks”), including Citibank, N.A. as administrative agent (“Agent”). The New Facility is scheduled to expire on October 19, 2012. The New Facility will be used for general corporate purposes. The material terms and conditions of the New Facility are set forth below.

The New Facility contains certain representations and warranties, covenants and events of default. The New Facility is also subject to conditions precedent and the payment of certain facility fees, which, pursuant to current market conditions, have increased compared to 2005.

Some of the Banks and the Agent, as well as certain of their respective affiliates, have performed, and may in the future perform, for MeadWestvaco Corporation and its subsidiaries, various commercial banking, investment banking, underwriting and other financial advisory services, for which they have received customary fees and expenses.

The foregoing description of the New Facility is a summary and is qualified in its entirety by the terms and provisions of the New Facility as Exhibit 99.1 to this report, and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Credit facility agreement dated October 19, 2009 between MeadWestvaco Corporation and a syndicate of commercial banks, including Citibank, N.A. as administrative agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEADWESTVACO CORPORATION

	By:	/S/ JOHN J. CARRARA
Date: October 20, 2009		John J. Carrara
Assistant Secretary

Exhibit Index

Exhibit Number	Description

99.1	Credit facility agreement dated October 19, 2009 between MeadWestvaco Corporation and a syndicate of commercial banks, including Citibank, N.A. as administrative agent.